EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Pioneer Power Solutions, Inc.

We consent to the incorporation by reference in this Registration Statement of Pioneer Power Solutions, Inc. on Form S-3 of our report dated March 14, 2014, appearing in the Annual Report on Form 10-K of Pioneer Power Solutions, Inc. for the year ended December 31, 2013 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Yours very truly,

Richter LLP (Signed) 1

Montreal, Canada
March 18, 2014

1CPA auditor, CA, public accountancy permit No. A106063

T. 514.934.3400 Richter LLP 1981 McGill College Mtl (Qc) H3A 0G6 www.richter.ca Montréal, Toronto